1875 K Street, N.W. Washington, DC 20006-1238 Tel: 202 303 1000 Fax: 202 303 2000

December 31, 2025

Board of Trustees

Teachers Insurance and Annuity Association of America

730 Third Avenue

New York, NY 10017

Re:	M Intelligent VUL
Initial Registration Statement on Form N-6

To the Board of Trustees:

We hereby consent to the reference to our name under the heading “Legal Matters” in the Statement of Additional Information filed as part of the initial Form N-6 registration statement on December 31, 2025 for the M Intelligent VUL. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely

Willkie Farr & Gallagher LLP

By:	/s/ Chip Lunde
Chip Lunde

BRUSSELS CHICAGO DALLAS FRANKFURT HAMBURG HOUSTON  LONDON LOS ANGELES

MILAN MUNICH NEW YORK PALO ALTO PARIS ROME SAN FRANCISCO WASHINGTON

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